Exhibit 6

TERMINATION AGREEMENT

This TERMINATION AGREEMENT(the "Agreement") is made and entered into as of August 26, 2004, by and among Moskovskaya Telecommunikationnaya Corporatsiya, an open joint stock company organized under the laws of the Russian Federation ("COMCOR"), Oliver Grace, Jr. ("Grace"), and Francis E. Baker ("Baker", and together with COMCOR and Grace, the "Stockholders" and each individually a "Stockholder") and Moscow CableCom Corp. (formerly known as Andersen Group Inc.), a Delaware corporation (the "Company") (the Company and the Stockholders are together referred to in this Agreement as the "Parties" and each individually as a "Party").

            WHEREAS, the Parties have entered into a Voting Agreement dated as of February 23, 2004 (the "Voting Agreement") relating to the voting of shares of common stock, par value $0.01 per share of the Company ("Company Common Stock") owned by the Stockholders;

            WHEREAS, the Company intends to enter into a Series B Convertible Preferred Stock Subscription Agreement (the "Subscription Agreement") with Columbus Nova Investments VIII Ltd., a Bahamas corporation (the "Investor"), dated as of the date hereof, whereby the Investor will acquire 4,500,000 shares of Series B Convertible Preferred Stock, par value $.01 per share of the Company (the "Series B Preferred Stock"), and the Company and the Investor will enter into a Warrant Agreement, whereby the Investor will acquire warrants that will be initially exercisable for 8,283,000 shares of Series B Preferred Stock (the "Warrant Agreement"); and

            WHEREAS, in order to facilitate the entry by the Company and the Investor into the Subscription Agreement and the Warrant Agreement and as a closing condition to the consummation of the transactions contemplated thereby, the Parties agree to terminate the Voting Agreement concurrent with the Closing (as such term is defined in the Subscription Agreement) on the terms and subject to the conditions set forth herein;

            NOW, THEREFORE, in consideration of the mutual agreements herein contained and intending to be legally bound hereby, the Parties agree as follows:

1.         Condition Precedent

This Agreement is subject to the condition precedent (the "Condition Precedent") that the Subscription Agreement is entered into and the Closing occurs on or prior to March 31, 2005, or such later date as the Company and the Investor may determine and the Company shall notify the Stockholders.

2.         Termination of Voting Agreement

2.1.             The Parties acknowledge and confirm that the Voting Agreement shall be terminated in its entirety and shall cease to have any force or effect immediately upon the fulfilment of the Condition Precedent (the date on which the Condition Precedent is fulfilled is referred to in this Agreement as the "Termination Date").

2.2.             Each of the Parties confirms that from the Termination Date, it shall have no claim outstanding against any other party to the Voting Agreement for breach of the Voting Agreement and each Party waives all and any rights it has to bring a claim after the Termination Date for breach by any other Party of any of the provisions of the Voting Agreement.

3.         Severability

Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

4.         Variation

No variation of this Agreement shall be valid unless it is in writing and signed by or on behalf of each of the Parties to it.  The expression "variation" shall include any variation, supplement, deletion or replacement however effected.

5.         Governing law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

6.         Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

MOSKOVSKAYA TELECOMMUNIKATIONNAYA CORPORATSIYA

By /s/ Aram Sarkisovich Grigoryan
Name:   Aram Sarkisovich Grigoryan
Title:      General Director

/s/ Oliver R. Grace, Jr.
Oliver Grace, Jr.

/s/ Francis E. Baker
Francis E. Baker